Exhibit 23.5

CONSENT OF GLJ LTD.

Jeffery Wilson
General Manager - Corporate Reserves
Murphy Oil Corporation
9805 Katy Freeway, Suite G-200
Houston, TX 77024

We hereby consent to the reference of our firm and to the use of our report conducting an audit of the Canadian Oil and Gas Properties for the Hibernia and Terra Nova oil properties located offshore in Newfoundland, Canada, effective December 31, 2025 and dated January 27, 2026 in the Murphy Oil Corporation Form 10-K for the year ended December 31, 2025, Registration Statement Form S‑8, No. 333-282615, 333-256048 and 333-241837 and Registration Statement Form S‑3, No. 333-282655 and in any related prospectus, including any reference to our firm under the heading “Experts” in such prospectus.

Sincerely,

GLJ LTD.

/s/ Patrick A. Olenick
Patrick A. Olenick, P.Eng.
Senior Vice President

Dated: February 24, 2026
Calgary, Alberta
APEGA Permit Number: 67686

1920, 401 - 9th Ave SW Calgary, AB, Canada T2P 3C5 | tel 403-266-9500 | gljpc.com